EXHIBIT 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the registration statement of VioQuest Pharmaceuticals, Inc. on Form S-8 of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 6, 2007, on our audits of the consolidated financial statements of VioQuest Pharmaceuticals, Inc. as of December 31, 2006 and 2005, and for the years then ended, which report is included in VioQuest Pharmaceuticals, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

/s/ J.H. Cohn LLP

Roseland, New Jersey
December 14, 2007